                                                                      EXHIBIT 21


            LIST OF SUBSIDIARIES OF TRUMP ATLANTIC CITY ASSOCIATES



1. Trump Atlantic City Funding, Inc., a Delaware corporation

2. Trump Plaza Associates, a New Jersey general partnership